Exhibit (b)(1)

MOBIUS ACQUISITION, LLC

DELAYED DRAW TERM PROMISSORY NOTE

$ 15,000,000.00	November 19, 2014

FOR VALUE RECEIVED, TRAY3, LLC, a Delaware limited liability company (“Lender”) commits to loan to MOBIUS ACQUISITION, LLC, (“Borrower”), an aggregate principal amount not to exceed FIFTEEN MILLION DOLLARS ($15,000,000.00), or such lesser amount that is borrowed under the Loan Draw (the “Principal Amount”) during the period commencing on the date first written above and ending on April 30, 2015 (the “Availability Period”), pursuant to the terms of this Delayed Draw Term Promissory Note (this “Note”).

During the Availability Period, Borrower may request one advance under this Note by providing one (1) day advance notice to Lender including the amount being borrowed, the date of the borrowing and any instructions for distributing the proceeds (the “Loan Draw”).

Borrower unconditionally promises to pay Lender in the manner and at the place hereinafter provided, the Principal Amount in quarterly installments equal to $375,000.00 (or such lesser amount as may be required to provide for payments based on a five (5) year straight line amortization schedule) payable on the first day of the Fiscal Quarter commencing immediately after the Loan Draw and continuing on the first day of each Fiscal Quarter thereafter until November 19, 2019 (the “Maturity Date”) with the final payment of any Principal Amount then due and outstanding (together with any interest accrued thereon and any fees or other expenses due hereunder) on the Maturity Date.

Interest on the Principal Amount shall accrue at a rate per annum equal to nine and one half percent (9.50%). Such interest shall be payable in arrears on the first day of each calendar month and on the Maturity Date, commencing on January 1, 2015 and continuing on the first day of each calendar month thereafter. All computations of interest shall be made by Lender on the basis of a 365/366 day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

As a condition to requesting any Loan Draw: (i) the Borrower shall also have entered into the Warrant Agreement, the Security Agreement and shall have performed its obligations thereunder, and (ii) the Guarantors shall have entered into the Guaranty and Pledge Agreement and each shall have performed its obligations thereunder.

1.     Payments. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Lender located at 120 Millview Drive, Pittsburgh, Pennsylvania 15238-1626, or at such other place as Lender may direct. Whenever any payment on this Note is stated to be due on a day that is not a Business Day, such payment shall instead be made on the next Business Day, and such extension of time shall be included in the computation of interest payable on this Note. Each payment made hereunder shall be credited first to any fees and expenses due and payable hereunder, then to interest then due and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited. Each of Lender and any subsequent holder of this Note agrees, by their acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note.

2.     Prepayments. Borrower shall have the right at any time and from time to time to prepay the principal of this Note in whole or in part, without premium or penalty, upon at least five (5) days’ notice; provided that each such prepayment shall be in a minimum amount of $100,000.00 and integral multiples of $50,000.00 in excess of that amount, or such lesser amount then outstanding. Any prepayment hereunder shall be accompanied by any unpaid interest accrued on the principal amount of the Note being prepaid to the date of prepayment and shall be applied to principal payments in inverse order of maturity.

3.     Covenants. Borrower covenants and agrees that until this Note is paid in full it will:

(a)     promptly provide to Lender all financial statements and operational information with respect to Borrower and its subsidiaries as Lender may reasonably request;

(b)     promptly after the occurrence of an Event of Default or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Default, provide Lender with a certificate of the chief executive officer or chief financial officer of Borrower specifying the nature thereof and Borrower’s proposed response thereto;

(c)     not, and will not permit any of its subsidiaries to, create, assume, guaranty, incur or otherwise become or remain directly or indirectly liable with respect to any indebtedness for borrowed money, without Lender’s prior written consent;

(d)     not create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or encumbrance of any kind upon or with respect to any of its assets or properties, whether now owned or hereafter acquired, other than liens in favor of the Lender, without Lender’s prior written consent;

(e)     not merge or consolidate with any other Person, or sell, lease or otherwise dispose of all or any substantial part of its property or assets to any other Person outside the ordinary course of business;

(f)     deliver to Lender on the date hereof, an executed copy of the Warrant Agreement; and

(g)     deliver to Lender on the date hereof an executed copy of the Security Agreement.

4.     Representations and Warranties. Borrower hereby represents and warrants to Lender that:

(a)     it is (i) a duly organized and validly existing limited liability company, (ii) in good standing or subsisting under the laws of the jurisdiction of its organization, (iii) has the power and authority under its operating agreement to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note and the Warrant Agreement, and (iv) is duly authorized to transact business under the laws of any jurisdiction where so required;

(b)     this Note and the Warrant Agreement constitute the duly authorized, legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with their terms;

(c)     Guarantors collectively own and control one-hundred percent (100%) of the limited liability company interests of Borrower;

(d)     all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Note and the Warrant Agreement have been granted;

(e)     the execution, delivery and performance by Borrower of this Note and Warrant Agreement does not and will not (i) violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or operating agreement of Borrower or (ii) result in the creation of any lien or other encumbrance with respect to the property of Borrower;

(f)     there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Borrower, threatened against Borrower or any of its subsidiaries or any of their respective assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its subsidiaries, taken as a whole, or the ability of Borrower to comply with its obligations hereunder; and

(g)     the proceeds of the loan evidenced by this Note shall be used by Borrower to facilitate the acquisition of stock of Peerless Systems Corporation (“Peerless”) and then complete a merger of Borrower’s subsidiary or subsidiaries with Peerless Systems Corporation (the “Merger”) in accordance with terms reasonably acceptable to Lender in its sole discretion.

5.     Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)     failure of Borrower to pay any principal, interest or any other amount due under this Note when due, whether at stated maturity, by required prepayment, declaration, acceleration or otherwise; or

(b)     failure of Borrower or any of the Guarantors to pay, or the default in the payment of, any amount due under or in respect of any promissory note, indenture or other agreement or instrument relating to any indebtedness owing by Borrower or such Guarantors, to which Borrower or Guarantors are a party or by which Borrower or any of its property is bound under which amounts outstanding exceed $25,000.00 beyond any grace period provided; or the occurrence of any other event or circumstance that, with notice or lapse of time or both, would permit acceleration of such indebtedness; or

(c)     failure of Borrower to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Note of the Warrant Agreement; or

(d)     any representation or warranty made by Borrower to Lender in connection with this Note or the Warrant Agreement shall prove to have been false in any material respect when made; or

(e)     any order, judgment or decree entered against Borrower, or any of its subsidiaries, or any Person resulting in the dissolution or split-up of Borrower; or

(f)     suspension of the usual business activities of Borrower, or any of its subsidiaries, or the complete or partial liquidation of Borrower’s business; or

(g)     (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower, any of its subsidiaries, or any Guarantor in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower, any of its subsidiaries, or any Guarantor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, any of its subsidiaries, or any Guarantor or over all or a substantial part of their property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Borrower, any of its subsidiaries, or any Guarantor for all or a substantial part of their property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower, any of its subsidiaries, or any Guarantor, and, in the case of any event described in this clause (ii), such event shall have continued for 60 days unless dismissed, bonded or discharged; or

(h)     an order for relief shall be entered with respect to Borrower, any of its subsidiaries, or any Guarantor or Borrower, any of its subsidiaries, or any Guarantor shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower, any of its subsidiaries, or any Guarantor shall make an assignment for the benefit of creditors; or Borrower, any of its subsidiaries, or any Guarantor shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or Guarantors (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

(i)     Borrower or Guarantors shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Note, the Warrant Agreement, the Guaranty, the Pledge Agreement or any endorsement of this Note or any other obligation to Lender; or

(j)     any provision of this Note, the Warrant Agreement, the Guaranty or the Pledge Agreement or any provision hereof or thereof shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part; or Lender shall not have or shall cease to have a valid and perfected first priority security interest in the collateral described in the Pledge Agreement; or Guarantor or any Person acting by or on behalf of Guarantor shall deny or disaffirm Guarantor’s obligations under the Guaranty; or Guarantor shall default (beyond any applicable grace period) in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

(k)     any Guarantor conveys, sells, leases, licenses, assigns, transfers, or otherwise disposes of any of his or her limited liability company interests of Borrower without first providing the Lender with at least ten (10) days’ notice.

6.     Remedies. Upon the occurrence of any Event of Default specified in Section 5(g) or 5(h) above, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Borrower). Upon the occurrence and during the continuance of any other Event of Default Lender may, by written notice to Borrower, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Borrower). In either case Lender may, in addition to exercising any other rights and remedies it may have, exercise any rights of setoff available to it at law or equity.

7.     Definitions. The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the Commonwealth of Pennsylvania or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Event of Default” means any of the events set forth in Section 5.

“Fiscal Quarter” each being one of the four consecutive means three-month periods comprising the calendar year which shall begin on January 1, April 1, July 1 and October 1 of each such year.

“Guarantors” means Lodovico C. de Visconti, Anthony J. Bonidy, Conner A. Frank and Amanda K. Goodish and his or her permitted successors and assigns under the Guaranty.

“Guaranty” means the Guaranty and Suretyship Agreement dated as of the date hereof by Guarantors in favor of Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, bank, trust or other enterprise, whether or not a legal entity, or any government or political subdivision or any agency, department or instrumentality thereof.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof by and among Lender, and Lodovico C. de Visconti, Anthony J. Bonidy, Connor A. Frank, Thomas A. Bonidy, and Amanda K. Goodish, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Security Agreement” means the Security Agreement dated as of the date hereof by Borrower in favor of Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Warrant Agreement” means the Warrant Agreement dated as of the date hereof by and between Lender and Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

8.     Miscellaneous.

(a)          All notices and other communications provided for hereunder shall be in writing (including faxes) and mailed, telecopied, or delivered as follows: if to Borrower, at Centre City Tower, Suite 705, 650 Smithfield Street, Pittsburgh, Pennsylvania, 15222; and if to Lender, at 120 Millview Drive, Pittsburgh, Pennsylvania 15238-1626; or in each case at such other address as shall be designated by Lender or Borrower. All such notices and communications shall, when mailed, faxed or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by fax. Electronic mail may be used to distribute routine communications; provided that no signature with respect to any notice, request, agreement, waiver, amendment, or other documents may be sent by electronic mail.

(b)     Borrower agrees to indemnify Lender against any losses, claims, damages and liabilities and related expenses, including counsel fees and expenses, incurred by Lender arising out of or in connection with or as a result of the transactions contemplated by this Note, including without limitation the acquisition of Peerless and the Merger and the operation of any such subsidiary thereunder, except to the extent that such losses, claims, damages or liabilities result from Lender’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. In particular, Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection and enforcement of this Note. In addition to and not in limitation of any rights of set off that Lender or any other holder of this Note may now or hereafter have under applicable law, Lender or such other holder of this Note, upon the occurrence of any Event of Default, is hereby authorized at any time or from time to time, without notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by Lender or such other holder (including without limitation by branches and agencies of Lender or such other holder wherever located) to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to Lender under this Note and all other claims of any nature or description arising out of or connected with this Note, irrespective of whether or not Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(c)     No failure or delay on the part of Lender or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Borrower and Lender shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Lender would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand.

(d)     Borrower and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(e)     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICTS OR CHOICE OF LAWS PRINCIPLES.

(f)     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF PENNSYLVANIA, AND BY EXECUTION AND DELIVERY OF THIS NOTE BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE. Borrower hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Borrower at its address set forth below its signature hereto, such service being hereby acknowledged by Borrower to be sufficient for personal jurisdiction in any action against Borrower in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction.

(g)     BORROWER AND, BY THEIR ACCEPTANCE OF THIS NOTE, LENDER AND ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Borrower and, by their acceptance of this Note, Lender and any subsequent holder of this Note, each (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that the other parties have already relied on this waiver in entering into this relationship, and that each party will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

(h)     Borrower hereby waives the benefit of any statute or rule of law or judicial decision which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

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IN WITNESS WHEREOF, Borrower has executed and delivered this Delayed Draw Term Promissory Note as of the date and at the place first above written.

MOBIUS ACQUISITION, LLC

By:	/s/ Lodovico C. de Visconti
Lodovico C. de Visconti
Manager

[Signature Page to Delayed Draw Term Promissory Note]